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                           Independent Accountants' Report
                           _______________________________



             The Fuji Bank and Trust Company, Trustee
             JCP Master Credit Card Trust:


             We have examined the accompanying Monthly Servicer's Certificates for JCP Master Credit Card Trust ("Trust") for Series B and Series C for each of the months in the twelve month period ended December 31, 1998, and the Monthly Servicer's Certificates for the Trust for Series E for the months ended November 30 and December 31, 1998. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

             In our opinion, the Monthly Servicer's Certificates referred to above present, in all material respects, the servicing information for JCP Master Credit Card Trust for Series B and Series C for each of the months in the twelve month period ended December 31, 1998, and the servicing information for JCP Master Credit Card Trust for Series E for the months ended November 30 and December 31, 1998, in conformity with the terms and conditions as set forth in Subsection 3.4(c) of the Master Pooling and Servicing Agreement dated as of September 5, 1988, and amended as of October 15, 1997, among JCP Receivables, Inc., as Seller,
             J. C. Penney Company, Inc., as Servicer, and The Fuji Bank and Trust Company, as Trustee.





                                              /s/ KPMG LLP

                                                  KPMG LLP

             Dallas, Texas
             March 5, 1999